Exhibit 99.2

comScore to Appoint Serge Matta Chief Executive Officer

Magid Abraham to Become Executive Chairman

Gian Fulgoni to Become Chairman Emeritus

RESTON, VA, February 11, 2014 - comScore, Inc. (NASDAQ: SCOR) today announced that its Board of Directors has appointed Serge Matta as Chief Executive Officer, effective March 1, 2014. Concurrently, Dr. Magid Abraham, comScore’s co-founder and current Chief Executive Officer, will become Executive Chairman of the Board of Directors. Gian Fulgoni, comScore’s co-founder and current Executive Chairman of the Board of Directors, will become Chairman Emeritus, remaining on the Company’s Board of Directors and maintaining his current external-facing industry role on behalf of comScore.

“This announcement represents the culmination of a thoughtful, multi-year succession planning process, and the Board is confident that this is the right time to elevate Serge to the CEO role,” said Dr. Magid Abraham. “The company delivered strong results in 2013, and we continue to enter into powerful partnerships that we expect to drive long-term growth and profitability, many of them conceived and driven by Serge. He has clearly demonstrated the strategic thinking, leadership ability, execution skills and client relationship skills to allow comScore to capitalize on the many exciting and transformative opportunities ahead of us. At the same time, I am excited to focus my energy and passion on driving innovation and product leadership.”

“I am honored to assume this role at an exciting time for comScore,” said Serge Matta. “The company’s success is a testament to Magid’s and Gian’s vision for the company, their leadership and the team they have built. I look forward to continuing to work with them in our new roles and am confident that together we can continue to enhance comScore’s position as a leader in digital media analytics and deliver superior value for our customers and shareholders.”

Mr. Matta has been with comScore since shortly after its inception in 1999. Since June 2013, he has served as President of comScore. Previously, he served as President of Commercial Solutions, leading comScore’s commercial team. Prior to that role, he oversaw comScore’s global telecom and mobile practice as President of comScore Mobile Solutions. He was instrumental in the expansion of comScore’s telecom solutions globally, including the development and growth of comScore’s syndicated and custom mobile measurement products for in-depth consumer insights. He started his comScore career in product management where he acquired and maintained a deep understanding of comScore products and technologies. Prior to joining comScore, Mr. Matta was part of MicroStrategy’s consulting group.

“I am delighted that Serge will assume the leadership responsibilities at comScore,” said Gian Fulgoni. “I have worked with Serge since his early days with this company and was always impressed with his creativity, people skills, tenacity and work ethic. These skills, along with his extensive company and product knowledge, are unique assets that I am confident will drive new momentum for success. Magid and I will continue our commitment and contribution to comScore’s future, and will provide Serge and his team with any support they need to accomplish their mission.”

Mr. Matta holds a Bachelor of Science in Finance from George Mason University and an MBA from American University. A leading voice in the advertising, research and mobile industries, he has spoken at a variety of industry events hosted by organizations such as the Interactive Advertising Bureau (IAB), the Advertising Research Foundation (ARF), Ad Tech, the US Telecom Board and CTIA - The Wireless Association.

About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in digital measurement and analytics, delivering insights on web, mobile and TV consumer behavior that enable clients to maximize the value of their digital investments. Through its Audience Analytics, Advertising Analytics, and Digital Enterprise Analytics product suites, comScore provides its clients with a variety of on-demand software, real-time analytics and custom solutions to succeed in a multi-platform world. The proprietary comScore Census Network™ (CCN) leverages a world-class technology infrastructure to capture trillions of digital interactions a month and power big data analytics on a global scale for its more than 2,000 clients, which include leading companies such as AOL, Baidu, BBC, Best Buy, Carat, Deutsche Bank, ESPN, France Telecom, Financial Times, Fox, LinkedIn, Microsoft, MediaCorp, Nestle, Starcom, Terra Networks, Universal McCann, Verizon, ViaMichelin and Yahoo!.

Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s expectations as to future growth and the effects of changes in the roles of certain executive officers. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to the reliance of comScore on certain key personnel.

For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the period ended December 31, 2012, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and other filings comScore makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC's Web site (http://www.sec.gov).

Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.